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Exhibit 99-d

The following report is a copy of a report previously issued by Arthur Andersen LLP ("Andersen"), which report has not been reissued by Andersen.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ADC Telecommunications, Inc.:

        We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of ADC Telecommunications, Inc. and subsidiaries included in this Form 10-K and have issued our report thereon dated November 21, 2001. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. Schedule II is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ ARTHUR ANDERSEN LLP Arthur Andersen LLP
Minneapolis, Minnesota November 21, 2001

ADC Telecommunications, Inc.
Schedule II
For Year Ended October 31, 2002
(in millions)

Fiscal 2002	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions	Balance at End of Year
Allowance for doubtful accounts & notes receivable	$87.1	$26.4	$73.8	$39.7
Inventory reserve	89.5	49.7	45.3	93.9
Restructuring accrual	120.8	220.1	216.7	124.2
Warranty accrual	29.4	(2.9)	13.4	13.1
Fiscal 2001	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions	Balance at End of Year
Allowance for doubtful accounts & notes receivable	$18.9	$111.0	$42.8	$87.1
Inventory reserve	47.3	165.3	123.1	89.5
Restructuring accrual	14.4	483.4	377.0	120.8
Warranty accrual	36.4	48.4	55.4	29.4
Fiscal 2000	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions	Balance at End of Year
Allowance for doubtful accounts & notes receivable	$9.2	$15.0	$5.3	$18.9
Inventory reserve	27.6	31.2	11.5	47.3
Restructuring accrual	9.0	13.3	7.9	14.4
Warranty accrual	9.7	34.5	7.8	36.4

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  Exhibit 99-d
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
ADC Telecommunications, Inc. Schedule II For Year Ended October 31, 2002 (in millions)